                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   Form N-54C

             NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO
          SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940
      FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54 (c) of the Act, and in connection with such notice of withdrawal of election submits the following information:


                        NAME:  Plymouth Commercial Mortgage Fund

ADDRESS OF PRINCIPAL BUSINESS  13333 Blanco Road, Suite 314, San Antonio, Texas
                      OFFICE:  78216-7756

            TELEPHONE NUMBER:  210-493-3971

        FILE NUMBER UNDER THE
   SECURITIES EXCHANGE ACT OF  0-21443
                        1934:

The company has never made a public offering of its securities, does not have more than 100 security holders for purposes of section 3(c)(1) of the Act and the rules thereunder and does not propose to make a public offering.

                                    SIGNATURE

Form of signature
Pursuant to the requirements of the Act, the undersigned company has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of San Antonio, State of Texas on the 13th day of March, 2000.

                                           Plymouth Commercial Mortgage Fund

(Seal)                                     By:  /s/ Robert R. Swendson
                                              ----------------------------------
                                           Robert R. Swendson, President

Attest:  /s/ Larry D. Krause
        ----------------------------
        Larry D. Krause, Secretary                               SEC 1938 (5-91)